EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Marc Andreessen Joins eBay Inc.’s Board of Directors

SAN JOSE, Calif., (Sept. 30, 2008) – eBay Inc. (NASDAQ:eBay) today announced that Marc Andreessen has joined the company’s board of directors, effective immediately.

“Marc is a true visionary whose experience will be invaluable to eBay,” said John Donahoe, president and chief executive officer of eBay Inc. “We look forward to learning from Marc’s insights and expertise as we drive further innovation on our platform, invest in growth opportunities and develop technology that will further benefit our customers, build powerful communities and enhance e-commerce.”

An entrepreneur, investor, and blogger, Andreessen’s current focus is Ning, a new consumer Internet company founded in late 2004 that is building a next-generation platform for social networking. Ning allows anyone to build “your own social network for anything.” More than 480,000 social networks have already been created by users on Ning, and those networks are being used by a large and rapidly growing number of people worldwide.

Prior to Ning, Andreessen co-founded Opsware (formerly known as Loudcloud) and Netscape. Opsware, which created the datacenter automation software market, was acquired by Hewlett-Packard in 2007. Netscape, which was founded in 1994, pioneered today’s commercial Internet and invented or co-invented such technologies as Javascript, SSL and RSS, and helped Internet standards such as HTML, HTTP, Java,SMTP, IMPA and LDAP become commercially mainstream. Netscape was acquired in 1998 by America Online. Andreessen subsequently served as AOL’s Chief Technology Officer until September 1999.

As an undergraduate at the University of Illinois at Urbana-Champaign, Andreessen and Eric Bina co-created the Mosaic Internet browser. Mosaic was the first widely-used browser that helped transform the Internet from a niche environment for academics and researchers into the state-of-the-art global multimedia network.

In addition to founding and leading successful public companies, Andreessen also has served as an angel investor and advisor to startups. Some of his current and prior investments include Digg, Del.icio.us, Twitter, Qik, Aliph/Jawbone, LinkedIn, Meebo, Netvibes, Outside.in, Revision 3, Fon, Funny or Die, Scribd, and Wikia.

Andreessen received a Bachelor’s Degree in Computer Science from the University of Illinois at Urbana-Champaign. In addition to eBay, he currently serves on the boards of Facebook, Stanford Hospital in Palo Alto, California and Room to Read in San Francisco, California.

About eBay Inc.

Founded in 1995, eBay Inc. (NASDAQ: EBAY) connects hundreds of millions of people around the world every day, empowering them to explore new opportunities and innovate together. eBay Inc. does this by providing the Internet platforms of choice for global commerce, payments and communications. Since its inception, eBay Inc. has expanded to include some of the strongest brands in the world, including eBay, PayPal, Skype, StubHub, Shopping.com, and others. eBay Inc. is headquartered in San Jose, California.

Media Contact:
Jose Mallabo
eBay Inc.
408-376-7458

Investor Contact:
eBay Inc.
Tracey Ford
408-376-7205